Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF DESIGNATIONS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

COMTECH TELECOMMUNICATIONS CORP.

Comtech Telecommunications Corp., a Delaware corporation (the “Corporation”), certifies as follows:

First: On October 19, 2021, the Corporation filed a Certificate of Designations of Series A Convertible Preferred Stock (the “COD”) with the Office of the Secretary of State of the State of Delaware, which requires correction as permitted by Section 103(f) of the Delaware General Corporation Law.

Second: The COD is an inaccurate record of the corporate action referred to therein because it contains erroneous provisions regarding the voting rights of the Series A Convertible Preferred Stock.

Third: Section 9(a)(ii)(1) of the COD is corrected to read in its entirety as follows: “[Reserved].”

Fourth: Section 9(d)(iii) of the COD is corrected to read in its entirety as follows: “[Reserved].”

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Correction to be signed by its duly authorized officer on the date set forth below.

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Michael D. Porcelain
Name: Michael D. Porcelain
Title: President and Chief Operating Officer

Date:	November 9, 2021

Signature Page — Certificate of Correction